Exhibit 99.1

LINCOLN TECH®

GROUP OF SCHOOLS

Lincoln Technical Institute ■ Lincoln College of Technology
Lincoln Culinary Institute ■ Euphoria Institute of Beauty Arts & Sciences

Press Release

Lincoln Tech Provides Remote Learning to Address Virus Outbreak

School group takes precautions to protect against potential spread of COVID-19; no campus cases reported.

WEST ORANGE, NJ – March 17, 2020– Lincoln Educational Services Corporation (NASDAQ: LINC), a leading provider of specialized technical training, including automotive technology, the skilled trades, healthcare, IT, culinary, and cosmetology, today announced that their campuses across the country will temporarily transition from classroom instruction to remote, distance learning in light of the current Coronavirus (Covid-19) healthcare crisis.

“As of this time, there have been no confirmed cases of Covid-19 at any of our campuses,” reported Scott Shaw, Lincoln Tech’s President and CEO. “However, in an effort to minimize the spread of the virus, we have decided to make the transition from classroom instruction to remote online learning.”

In order to facilitate this transition, classes were cancelled for the day on Monday, March 16. Faculty and staff used that day as an in-service, curriculum development day in order to finalize preparations for delivering their training programs via distance learning.

Some campuses will be able to initiate remote instruction as early as today, while others will require an additional day of preparation and to confirm that students are able to effectively log in and access the curriculum remotely. Online and distance learning will begin no later than Thursday, March 19 at all but one of the campuses. Lincoln’s Euphoria Institute of Beauty Arts and Sciences campus in Las Vegas, NV is awaiting approval from the state’s Board of Cosmetology regarding the ability to provide distance learning for the programs offered there. Distance learning at the campuses will continue until such time as the risk of spreading the virus has subsided. Lincoln expects this operational change to be temporary and will return to their traditional hands-on training programs at that time.

Throughout this period of remote instruction, campuses will remain open, unless circumstances warrant otherwise, to allow students to access Wi-Fi, if needed, or to receive additional assistance from various student services departments including Financial Aid and Career Services. Campuses are being cleaned with disinfectants on a daily basis.

“Our goal at Lincoln Tech remains clear – to fulfill the mission of educating our students while limiting the risk of spreading COVID-19 on our campuses and in our communities,” Shaw says. “We are totally committed to providing a successful, healthy educational experience for our students.”

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About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults career-oriented programs in five principal areas of study: automotive technology, health sciences, skilled trades, business and information technology, and hospitality services. Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 22 campuses in 14 states under three brands: Lincoln Technical Institute, Lincoln College of Technology, and Euphoria Institute of Beauty Arts and Sciences.  Lincoln also operates Lincoln Culinary Institute in the states of Connecticut and Maryland.

For more information, go to lincolntech.edu.

Contact Information
Lincoln Educational Services Corporation
Peter Tahinos
(973) 736-9340 x49233
ptahinos@lincolntech.edu